Exhibit 2.6

AMENDMENT NO. 1 TO OPTION AGREEMENT

THIS AMENDMENT NO. 1 TO OPTION AGREEMENT (this “Amendment”), dated as of April 29, 2013, is made by and between Earth911, Inc., a Delaware corporation (“Buyer”), and Quest Resources Group, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Buyer and Seller are parties to that certain Option Agreement, dated as of January 15, 2013 (the “Option Agreement”);

WHEREAS, pursuant to Sections 7.2 and 8.5 of the Option Agreement, the Option Agreement may be modified or amended at any time in any respect by an agreement in writing; and

WHEREAS, Buyer and Seller believe that it is in their mutual best interests to amend the Option Agreement pursuant to the provisions contained herein.

AMENDMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Section 7.3 of the Option Agreement. The last sentence of Section 7.3 of the Option Agreement is hereby amended and restated in its entirety to read as follows:

“This Agreement shall terminate automatically if Buyer has not exercised the Option and the Closing Date shall not have occurred on or before May 15, 2013 (subject to extension as specified herein), or such later date as shall have been agreed to by the parties hereto under Section 7.2.”

2. Effect of Amendment. Except as modified by this Amendment, the Option Agreement shall remain in full force and effect in accordance with its terms.

3. Governing Law. This Amendment, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary.

4. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Facsimile signatures shall be as effective as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

EARTH911, INC.

By:	/s/ Barry Monheit
Barry Monheit
Chief Executive Officer

QUEST RESOURCES GROUP, LLC

By:	/s/ Brian Dick
Brian Dick
Member/President

Signature Page to Amendment No. 1 to Option Agreement